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Exhibit 12.1

CALCULATION OF FIXED CHARGE RATIO

	Pro Forma Consolidated Group		Pro Forma Restricted		Huntsman LLC
	Nine Months Ended Sept. 30, 2003	Year Ended Dec. 31, 2002	Nine Months Ended Sept. 30, 2003	Year Ended Dec. 31, 2002	Nine Months Ended Sept. 30, 2003	Nine Months Ended Sept. 30, 2002	Year Ended Dec. 31, 2002	Year Ended Dec. 31, 2001	Year Ended Dec. 31, 2000	Year Ended Dec. 31, 1999	Year Ended Dec. 31, 1998
	(Dollars in millions)
Fixed charges:
Interest expensed and capitalized (includes amortization of deferred financing costs)	$400.0	$506.0	$128.5	$153.8	$266.4	$168.1	$197.6	$248.8	$221.0	$198.8	$220.3
Interest portion of rent expense	13.0	17.5	9.8	12.2	9.8	9.1	12.2	16.7	17.6	16.2	13.6
Preference security dividend requirements of consolidated subsidiaries	—	—	—	—	—	9.3	9.3	19.8	20.0	34.2	27.6

Total fixed charges	$413.0	$523.5	$138.3	$166.0	$276.2	$186.5	$219.1	$285.3	$258.6	$249.2	$261.5

Earnings:
Pretax income (loss) from continuing operations before minority interest and equity income (loss)	$(291.4)	$(197.5)	$(94.7)	$(81.3)	$(182.5)	$(85.7)	$(134.0)	$(954.0)	$(271.0)	$(118.7)	$88.2
Fixed charges	413.0	523.5	138.3	166.0	276.2	186.5	219.1	285.3	258.6	249.2	261.5
Amortization of capitalized interest	4.9	5.9	2.0	2.7	3.3	2.0	2.7	2.7	2.7	2.8	2.7
Distributed income of equity investees	2.1	8.0	—	—	1.7	—	—	—	8.0	—	0.5
Less:
Interest capitalized	(6.0)	(13.9)	(2.1)	(3.4)	(4.3)	(2.5)	(3.4)	(3.5)	(3.0)	(6.3)	(31.6)
Preference security dividend requirements of consolidated subsidiaries	—	—	—	—	—	(9.3)	(9.3)	(19.8)	(20.0)	(34.2)	(27.6)
Minority interest in pretax income of subsidiaries that have not incurred fixed charges	—	—	—	—	—	—	—	—	—	—	(13.5)

Total earnings plus fixed charges	$122.6	$326.0	$43.5	$84.0	$94.4	$91.0	$75.1	$(689.3)	$(24.7)	$92.8	$280.2

Ratio of earnings to fixed charges	—	—	—	—	—	—	—	—	—	—	1.1
Deficiency of earnings to fixed charges	$290.4	$197.5	$94.8	$82.0	$181.8	$95.5	$144.0	$974.6	$283.3	$156.4

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CALCULATION OF FIXED CHARGE RATIO